Exhibit 15.6

Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a Street, PO Box 609

Tel Aviv 61006, Israel

+972 3 684 8000

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Kenon Holdings Ltd. and, under the date of March 31, 2015, we reported on the combined carve-out financial statements of the carved-out operations of certain holdings of Israel Corporation Ltd. (“Kenon Holdings, Carve-out”) as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014.

On May 19, 2015, we were dismissed. We have read Kenon Holdings Ltd.’s statements included under Item 16F of Kenon Holdings Ltd.‘s Annual Report on Form 20-F for the year ended December 31, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with Kenon Holdings Ltd.’s statement that, on May 29, 2014, KPMG Singapore had been engaged to serve as Kenon Holdings Ltd.’s statutory auditor or with the statement that KPMG Singapore was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Kenon Holdings Ltd.’s financial statements.

Very truly yours,

/s/ Somekh Chaikin

A member firm of KPMG International

Tel Aviv, Israel

April 20, 2016

Somekh Chaikin, an Israeli partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.